Exhibit 10.19(11)


Employment Agreement of Elorian Landers


Section 1. Position; Duties. Executive will serve as an officer of Employer in the position of Chief Executive Officer. Executive will report to the Board of Directors of the Employer and its designees. Executive will perform the duties that the Board of Directors of the Employer may from time to time reasonably direct, and such duties as may be specified for his office in the Bylaws of the Employer. Executive will devote substantially all of his business time, ability and attention to the business of Employer during the Original Term and any Renewal Term of this Agreement.

Section 2. Term. This Agreement shall commence on Effective Date and end three (3) years after the Effective Date (the "Original Term"), unless terminated earlier pursuant to Section 4 of this Agreement. After the Original Term, this Agreement shall be automatically renewed for successive terms of one (1) year each (each a "Renewal Term") unless terminated earlier pursuant to Section 4 of this Agreement or unless either party gives the other party sixty (60) days' written notice, prior to the expiration of the Original Term or any Renewal Term, as the case may be, of that party's intent to terminate this Agreement at the end of the Original Term or any Renewal Term.

Section 3. Compensation. Subject to Section 4, as compensation for Executive's services, and as compensation for Executive's covenants set forth in this Agreement, including without limitation Section 5, the Employer agrees as follows:

(a)	Base Salary. During the Original Term and any
Renewal Term, the Employer will pay Executive a base salary
("Base Salary") at the rate of $20,833.33 per month, prorated for any partial pay period. The Base Salary will be paid in accordance with the Employer's regular payroll practices and subject to increase by the Board of Directors.

(b)	Annual Bonus. Executive shall be entitled to receive
an annual bonus based upon his performance as determined in the sole discretion of the Board of Directors of the Employer.



(c)	Restricted Stock Award. Executive shall receive a
restricted stock award of 4 million shares of common stock of Employer, pursuant to the terms of that certain Restricted Stock
Award Agreement attached hereto as Exhibit A.

(d)	Miscellaneous. Executive shall be entitled to the
following additional benefits:

(1)	A car allowance not to exceed $800 per month;

(ii)	A club membership allowance not to exceed
$2,000 per year;

(iii) Reimbursement of all properly documented business expenses, including, without limitation, wireless phone service, in accordance with the Employer's policy, as may be modified from time to time, for reimbursement of business expenses;

(iv) An annual paid vacation of twenty (20) business days in accordance with the Employer's vacation policy for Executives of the Employer generally;

(v)	Such other benefits, including health benefits
and participation in Executive benefit plans, made available to Executives of the Employer generally and provided as soon as practicable without violation of the Employer's policy terms; and

(vi) Such stock options as may be granted from time to time by the Board or any committee thereof.